WHERIFY AND AMERICAN NETWORK TO BRING GPS-BASED PERSONAL LOCATION SERVICES TO BRAZIL

—Initial Purchase of 100,000 Units to Support Next Generation Location Services for Brazilian Consumers, Public Safety Agencies —

REDWOOD SHORES, Calif. And Sao Paulo, Brazil (September 20, 2005) – Wherify Wireless, Inc. (OTCBB:WFYW), a leading developer of wireless location products and services, and American Network Computadores, a leading distributor of computing, network and communication systems in Brazil, today announced an agreement that would position the two firms as key players in the Brazilian Location-Based Services market. Under the agreement, American Network Computadores have committed to purchasing an initial 100,000 Wherifone G550® GSM/GPS Locator Phones over a twelve month period and will work with Brazilian operators and service providers to offer a suite of Wherify-enabled communications and GPS location/safety services. Wherify’s Global Location Services Center will provide the core location management and mapping support.

“We’re very excited to be working with American Network Computadores, a leader in Brazil’s technology and communications services, to bring the benefits of Wherify’s Enhanced-GPS technology to Brazil,” said Timothy Neher, Founder and CEO of Wherify. “Brazil is a key market for us, and we’re looking forward to supporting American Network Computadore’s roll-out of cutting edge Wherify-enabled location services.”

“Wherify’s location solutions, which includes the Wherifone – the world’s smallest GSM/GPS locator phone – allow us to tap new market opportunities and provide consumers, businesses and public agencies with the latest in personal location technology,” said Samir Couri – Director of Technologies of American Network. “We think that Wherify’s technology will offer real safety and security benefits to the Brazilian public, and help make Brazil a global leader in personal location services.”

About The Wherifone

The Wherifone provides affordable peace-of-mind to the modern mobile family. The slim, small and lightweight Tri-Band GSM cell phone (900/1800/1900 and 850/1800/1900) weighs under 70 grams and features incoming and outgoing calling, five programmable buttons for one touch dialing, a headset jack, and a backlit LCD display. The absence of a traditional dial pad helps parents and caregivers manage the expense of out-going calls, and provides ease-of-use. As well as two-way voice calling, the Wherifone features Enhanced-GPS location technology that lets it be located in lightly obstructed areas, such as many types of woodframe buildings and vehicles, and under dense foliage. The cell phone is supported by a Location Service Center which can be accessed 24 X 7 by telephone or the Internet to locate and plot a device’s position on both street maps and aerial photographs.

Small businesses can also use the Wherifone to manage and communicate with mobile workers, manage the location of small fleets of trucks or delivery vehicles and coordinate dispatch destinations with drivers. The preprogrammed one-touch dialing buttons also help the small business owner manage communications expenses. The absence of a traditional dial pad prevents workers from using the Wherifone for personal calls and incurring unauthorized expenses, while at the same time insuring they can make necessary calls to up to five pre-defined locations.

About American Network Computadores

American Network Computadores Ltda is a leading distributor of hardware, software and telecommunication solutions, emphasizing security and medical fields. The company also created a nationwide network of service providers and has been furnishing the Brazilian market with cutting edge technology solutions in the last 12 years. American Network portfolio of partners include IBM, Microsoft, Diveo, Cisco, HP, and has launched recently the Central Vida, an emergency and preventive medical call center, in a partnership with Sat Solutions Tracking System, Preventis Medical Care, Plusoft Consulting & Solutions and Multi Card Brasil Health Risk Management.

About Wherify Wireless, Inc

Wherify Wireless, Inc. (WFYW:OTCBB) is a leading developer of patented wireless location products and services for family safety, communications, and law enforcement. The company’s portfolio of intellectual property includes its proprietary integration of the US Government’s Global Positioning System (GPS) and wireless communication technologies; its patented back-end location service; the Wherifone™ GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special needs, stay connected and in contact with each other; and its FACES® facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Founded in 1998, the company is located in Redwood Shores, California.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify’s periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Contacts:

Wherify
John Cunningham
Director of Communications
Wherify Wireless
Tel:  1.650.551.5271
jcunningham@wherify.com

American Network Computadores
Samir Couri
Director of Technologies
American Network
Tel: 55 11 6941-0707
samir@american-nc.com.br